Exhibit (d)(228)
AMENDMENT TO
JANUS INVESTMENT FUND
INVESTMENT ADVISORY AGREEMENT
JANUS WORLDWIDE FUND
     THIS AMENDMENT is made this 18th day of March, 2013, between JANUS INVESTMENT FUND, a Massachusetts business trust (the “Trust”), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“JCM”).
W I T N E S S E T H
     WHEREAS, the Trust and JCM are parties to an Investment Advisory Agreement on behalf of Janus Worldwide Fund (the “Fund”), dated July 1, 2004, amended February 1, 2006 and December 3, 2010, as has been further amended (the “Agreement”);
     WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;
     WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”)) of any party to the Agreement, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);
     WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties have obtained appropriate shareholder approval relating to the amendment; and
     WHEREAS, the name of Janus Worldwide Fund has been changed to Janus Global Research Fund effective March 18, 2013.
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:
     1. All references to “Janus Worldwide Fund” shall be replaced with “Janus Global Research Fund.”
     2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

     3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

JANUS CAPITAL MANAGEMENT LLC

By:	/s/ Heidi W. Hardin Heidi W. Hardin
Senior Vice President, General Counsel and Secretary

JANUS INVESTMENT FUND

By:	/s/ Stephanie Grauerholz-Lofton

Stephanie Grauerholz-Lofton
Vice President, Legal Counsel and Secretary